CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 12, 2005, relating to the financial statements and financial highlights which appears in the October 31, 2005 Annual Report to the Board of Trustees and Shareholders of Franklin Adjustable U.S. Government Securities Fund, Franklin Floating Rate Daily Access Fund, Franklin Low Duration Total Return Fund and Franklin Total Return Fund (separate portfolios of Franklin Investors Securities Trust, hereafter referred to the "Funds"), which are also incorporated by reference in the Registration Statement. We also consent to the reference to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.




/s/ PricewaterhouseCoopers LLC
San Francisco, California
December 28, 2005